Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger (this “Amendment”), dated as of June 6, 2022, is made and entered into by and among CleanTech Acquisition Corp. (“CleanTech”), CleanTech Merger Sub, Inc. (“Merger Sub”), Nauticus Robotics, Inc. (“Nauticus”), and Nicolaus Radford, solely in his capacity as the stockholder representative (the “Stockholder Representative”) pursuant to the designation in Section 11.16 of the Agreement (defined below).

WHEREAS, CleanTech, Merger Sub, Nauticus, and the Stockholder Representative are parties to that certain Agreement and Plan of Merger, dated as of December 16, 2021, as amended (the “Agreement”);

WHEREAS, pursuant to Section 11.10 of the Agreement, the Agreement may be amended by a written instrument duly executed in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, CleanTech, Merger Sub, Nauticus, and the Stockholder Representative desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto hereby agree as follows:

Section 1. Amendment to Section 8.03. Section 8.03(c) of the Agreement is hereby amended and replaced in its entirety as follows:

“(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Merger (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements) in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Stock Issuance Proposal”), (iv) the adoption of the Acquiror Incentive Plan (the “Acquiror Incentive Plan Proposal”) and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposal” and together with the Agreement Proposal, Merger Proposal, Amendment Proposal, Acquiror Incentive Plan Proposal and the Stock Issuance Proposal, the “Proposals”). The Acquiror Incentive Plan Proposal shall provide that an aggregate number of shares of PubCo’s Common Stock equal to 10% of the fully diluted outstanding shares of PubCo’s Common Stock immediately after the Closing shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual 3% increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.”

Section 2. Ratification of Agreement and Plan of Merger; References. Except as expressly amended by this Amendment, all of the terms, conditions, and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Agreement, and any reference to the Agreement in any such instrument or document shall be deemed to refer to the Agreement as amended by this Amendment.

Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules of law would require or permit the application of laws of another jurisdiction.

Section 4. Headings. The headings to the Sections, Schedules, Exhibits, and any sections or paragraphs of the Schedules or Exhibits are for convenience only and shall not affect the interpretation or construction of this Amendment.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

[Signature pages follow]

IN WITNESS WHEREOF, CleanTech, Merger Sub, Nauticus, and the Stockholder Representative have caused this Amendment to be executed and delivered as of the date first written above.

CLEANTECH ACQUISITION CORP.

By:	/s/ Eli Spiro
Name:	Eli Spiro
Title	Chief Executive Officer

CLEANTECH MERGER SUB, INC.

By:	/s/ Eli Spiro
Name:	Eli Spiro
Title	Managing Member

NAUTICUS ROBOTICS, INC.

By:	/s/ Nicolaus Radford
Name:	Nicolaus A. Radford
Title	President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

By:	/s/ Nicolaus Radford
Name:	Nicolaus Radford

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]